UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 1, 2006

AMERICAN ACCESS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-24575	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6670 SPRINGLAKE ROAD, KEYSTONE HEIGHTS, FLORIDA	32656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 352-473-6673

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 3.02	Unregistered Sales of Equity Securities.

On December 1, 2006, American Access Technologies, Inc. entered into a definitive merger agreement (the “Merger Agreement”) to acquire M&I Electric Industries, Inc., a Texas-based privately held provider of electrical products and services to the energy industry, pursuant to which M&I will be merged with a subsidiary of American Access.

Under the terms of the Merger Agreement, M&I’s shareholders will receive shares of American Access common stock such that the M&I shareholders would own approximately 80% of the total diluted shares, determined on the treasury stock method, of American Access to be issued and outstanding following the merger. American Access will not be required to issue more than 32,000,000 shares of common stock to the shareholders of M&I in connection with the transaction.

The transaction has been approved by the boards of directors of American Access and M&I and requires the approval of both company’s shareholders and satisfaction of other conditions to closing. Accordingly, investors are advised that there can be no assurance that the acquisition will be completed. American Access will schedule a special meeting of its shareholders to vote upon certain proposals required to complete the transaction and expects to file a copy of the Merger Agreement as an exhibit to such proxy statement. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

A copy of the press release announcing the entry into the Merger Agreement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1 is a copy of a press release issued by American Access on December 4, 2006 announcing the entry into the Merger Agreement with M&I Electric Industries, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN ACCESS TECHNOLOGIES, INC. (Registrant)

Date: December 4, 2006	By:	/s/ Joseph F. McGuire
Joseph F. McGuire
Chief Financial Officer, Secretary, and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, issued on December 4, 2006, announcing that the registrant has signed a definitive agreement to merge with M&I Electric Industries, Inc.